Exhibit 99.1

Hewlett Packard Enterprise
3000 Hanover Street
Palo Alto, CA 94304
hpe.com
News Release
Hewlett Packard Enterprise to Divest its Equity Stake in Mphasis to Blackstone
Editorial contact
Kait Conetta, Hewlett Packard Enterprise +1 650 258 6471 corpmediarelations@hpe.com	PALO ALTO, Calif., April 3, 2016 – Hewlett Packard Enterprise (NYSE: HPE) group companies today signed a definitive agreement to sell its equity stake in Mphasis Limited, an IT services provider in Bangalore, to private equity funds managed by The Blackstone Group (NYSE: BX), one of the world’s leading investment firms.
HPE Investor Relations Investor.relations@hpe.com	Under the terms of the agreement, Blackstone has agreed to purchase at least 84% of HPE’s stake in Mphasis for INR 430 per share. Blackstone will purchase the maximum amount of the remaining 16% stake that is permitted by Indian securities laws and subject to the outcome of a mandatory tender offer between signing and closing. At the proposed price, HPE’s stake is valued at approximately $825 million.

While HPE’s decision to exit its equity position in Mphasis aligns with its current capital allocation priorities, the agreement is not expected to have any adverse impact on HPE’s ongoing commercial relationship with the company. In fact, HPE plans to renew the current master services agreement with Mphasis for another five years in connection with this transaction.

“While our financial relationship is changing, the business and commercial relationship with Mphasis remains an important part of our service delivery strategy,” said Mike Nefkens, EVP and GM of HPE Enterprise Services. “We remain committed to our strategic partnership with Mphasis and to providing our customers with the high level of service and support they expect from HPE.”

The transaction is expected to close in the second half of fiscal 2016, subject to agreed closing conditions.

HPE recognized approximately $650 million of revenue and $110 million of operating profit from Mphasis, on a fully consolidated basis, in fiscal year 2015. HPE recognized approximately $75 million of pre-tax earnings, representing its 60.48% ownership of Mphasis, in fiscal year 2015.

The sale of the equity position in Mphasis is not expected to impact HPE Enterprise Services’ ability to achieve its previously provided FY16 operating margin outlook of 6-7% or longer-term 7-9% operating profit margin target.

About Hewlett Packard Enterprise

Hewlett Packard Enterprise (HPE) is an industry leading technology company that enables customers to go further, faster. With the industry’s most comprehensive portfolio, spanning the cloud to the data center to workplace applications, our technology and services help customers around the world make IT more efficient, more productive and more secure.

Forward-looking statements

This press release contains forward-looking statements that involve risks, uncertainties and assumptions. If such risks or uncertainties materialize or such assumptions prove incorrect, the results of Hewlett Packard Enterprise and its consolidated subsidiaries could differ materially from those expressed or implied by such forward-looking statements and assumptions. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including but not limited to the expected benefits and costs of the transaction; management plans relating to the transaction; the expected timing of the completion of the transaction; the satisfaction of all closing conditions to the transaction; statements of the plans, strategies and objectives of Hewlett Packard Enterprise for future operations, including, its commercial arrangement with Mphasis; any statements regarding anticipated operational and financial results; any statements of expectation or belief; and any statements of assumptions underlying any of the foregoing of Hewlett Packard Enterprise. Risks, uncertainties and assumptions include the need to address the many challenges facing Hewlett Packard Enterprise’s businesses; the other risks that are described in Hewlett Packard Enterprise’s Annual Report on Form 10-K for the fiscal year ended October 31, 2015, and Hewlett Packard Enterprise’s other filings with the Securities and Exchange Commission. Hewlett Packard Enterprise assumes no obligation and does not intend to update these forward-looking statements.